Exhibit 10.19

3UNSECURED PROMISSORY NOTE

$40,000	June 26, 2019

For value received, (the “Maker”), Avra Medical Robotics, Inc (OTCQB: AVMR) promises to pay to Barry F. Cohen (the “Holder”), the principal sum of Forty Thousand Dollars ($40,000). Maker will pay Holder a $1 closing fee but shall not be charged Interest. This Note is subject to the following terms and conditions.

1. Payment; Prepayment. The principal amount of this Note shall be due and payable on Jun 26, 2020. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Maker. Prepayment of this Note may be made at any time upon at least five (5) days prior notice to the Holder.

2. Closing Fee. $1.00.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

5. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address of facsimile number as set forth below or as subsequently modified by written notice.

6. Amendments and Waivers. Any term of this Note may be amended only with written consent of the Maker and the Holder.

7. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. A facsimile of this signed Note shall be binding on the parties.

8. Attorneys Fees. If action is instituted to collect on this Note, the Maker promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

9. Miscellaneous. If for some reason any provision or portion of this Note is found to be unenforceable, that provision or portion of the Note will be enforced to the maximum extent possible so as to affect the intent of the parties, and the remainder of this Note will continue in full force and effect. Failure of either party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights to remedies that either party shall have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.

MAKER:

Avra Medical Robotics, Inc.

By:	/s/ Peter Carnegie
Peter Carnegie

Maker Address:

3259 Progress Drive, Suite 112A

Orlando, FL 32826

AGREED TO AND ACCEPTED:

HOLDER:

/s/ Barry F. Cohen

Barry F. Cohen

Holder Address:

1600 SE 15th Street, #512

Ft. Lauderdale, FL 33316